UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

611 N. Nevada Street
Carson City, Nevada 89703
(Address of principal executive offices) (Zip Code)

(604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On September 24, 2012, Gryphon Gold Corporation, a Nevada corporation (the “Company”), and Borealis Mining Company, a Nevada corporation and a wholly owned subsidiary of the Company (“BMC”), entered into an amendment agreement (the “First Amendment Agreement”) with Waterton Global Value, L.P., a limited partnership formed under the laws of the British Virgin Islands (“Waterton”), to the Senior Secured Gold Stream Credit Agreement, dated April 18, 2012 (the “Original Credit Agreement,” and together with the First Amendment Agreement, the “Senior Facility”), to increase Waterton’s commitment amount under the Senior Facility by U.S. $5 million (the “Facility Increase”), bringing the aggregate borrowings under the Senior Facility from U.S. $15 million to U.S. $20 million.

Pursuant to the terms of the First Amendment Agreement, amounts drawn down from the Senior Facility will be repayable in monthly payments beginning in December 2012 and ending in November 2014, with initial payments being approximately U.S. $50,000 per month and increasing to approximately U.S. $900,000 per month in March 2013 through to the end of the term in November 2014. The specific repayment mechanics applicable to any principal amounts outstanding under the Senior Facility remain unchanged. The Senior Facility is secured by a first priority lien on the assets of the Company and BMC.

Gold and Silver Supply Agreement

As consideration for providing the Facility Increase and amending the repayment schedule of the Senior Facility, the Company and Waterton agreed to amend the terms of their existing Gold and Silver Supply Agreement to permit Waterton to purchase all of the Company’s production at a 3% discount to prevailing spot prices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION.
(Registrant)

Dated: September 26, 2012	/s/ James O’Neil
James O’Neil
Chief Executive Officer and Interim Chief Financial
Officer